Exhibit 10.29

ROSETTA RESOURCES INC.

NON-EXECUTIVE EMPLOYEE

CHANGE OF CONTROL PLAN

THIS NON-EXECUTIVE EMPLOYEE CHANGE OF CONTROL PLAN (this “Plan”) is made effective as of December 1, 2005, by Rosetta Resources Inc., a Delaware corporation (the “Company”) for the benefit of those employees of the Company and its Affiliates listed on Exhibit A attached hereto (each, a “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Corporate Change (as hereinafter defined) may occur in the future and that the threat or the occurrence of a Corporate Change can result in significant distractions of the employees of the Company and its Affiliates because of the uncertainties inherent in such a situation; and

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Participants in the event of a threat or occurrence of a Corporate Change and to ensure each Participant’s continued dedication and efforts in such event without undue concern for his or her personal financial and job security; and

WHEREAS, to induce the Participants to remain in the service of the Company particularly in the event of a threat or the occurrence of a Corporate Change, the Company desires to put this Plan into place to provide the Participants with certain benefits in the event of their termination of employment in connection with a Corporate Change as provided herein.

NOW, THEREFORE, the Company has adopted this Plan, effective December 1, 2005, to read as follows:

1. Definitions.

1.1 “Affiliate” shall mean an entity or person with whom the Company would be considered a single employer under Section 414(b) of the Code (controlled group of corporations) or Section 414(c) of the Code (partnerships, proprietorships, etc., under common control).

1.2 “Annual Base Salary” shall mean the Participant’s annual gross base salary, excluding bonuses and other extraordinary payments.

1.3 “Cause” shall mean a finding by the Committee of acts or omissions constituting, in the Committee’s reasonable judgment, (a) a breach of duty by the Participant in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty, or moral turpitude; (b) conduct by the Participant that is materially detrimental to the Company, monetarily or otherwise, or reflects unfavorably on the Company or the Participant to such an extent that the Company’s best interests reasonably require the termination of the Participant’s employment; (c) acts or omissions of the Participant materially in violation of his obligations at law; (d) the Participant’s failure to comply with or adhere to the Company’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (e) the Participant’s repeated insubordination;

(f) the Participant’s failure to comply with or enforce personnel policies of the Company; (g) the Participant’s failure to devote his full working time and best efforts to the performance of his responsibilities to the Company; or (h) the Participant’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, a felony, other serious criminal offense, or any violation of federal or state securities laws.

1.4 “Change of Control Percentage” shall mean, with respect to each Participant, the percentage indicated for the Participant on Exhibit A.

1.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6 “Committee” shall mean the Compensation Committee of the Board.

1.7 “Corporate Change” shall mean (a) the dissolution or liquidation of the Company; (b) a reorganization, merger or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”); (c) the sale of all or substantially all of the assets of the Company; or (d) the occurrence of a Change in Control. A “Change in Control” shall be deemed to have occurred if (i) individuals who were directors of the Company immediately prior to a Control Transaction shall cease, within two years of such Control Transaction to constitute a majority of the Board of Directors of the Company (or of the Board of Directors of any successor to the Company or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of the Company immediately prior to such Control Transaction or (ii) any entity, person or Group acquires shares of the Company in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock. Notwithstanding the foregoing, “Corporate Change” shall not include a public offering of the Company’s common stock.

1.8 “Control Transaction” shall mean (a) any tender offer for or acquisition of capital stock of the Company pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock; (b) any Corporate Change Merger of the Company; (c) any contested election of directors of the Company; or (d) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board of Directors of the Company.

1.9 “Good Reason” shall mean (a) either a material reduction in the Participant’s Annual Base Salary, or (b) a relocation of either the Participant, or the office to which the Participant is assigned, to a location more than 50 miles further from the Participant’s then-current residence.

1.10 “Group” shall mean persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

2. Eligibility and Participation. All employees of the Company and its Affiliates who are not executive officers are eligible to be designated as Participants. The Committee or a delegate of the Committee will designate the Participants from the group of eligible employees. The Committee or its delegate also will designate a Change of Control Percentage applicable to each Participant. Such designations shall be made on Exhibit A attached hereto.

3. Corporate Change Payment and Conditions.

3.1 Corporate Change Payment. If, within the two-year period following a Corporate Change, a Participant’s employment with the Company or an Affiliate is terminated by the Company or an Affiliate for any reason other than Cause or is terminated by the Participant for Good Reason, the Participant will be paid a lump-sum amount equal to (i) the Participant’s then-current Annual Base Salary (or, if greater, the Participant’s Annual Base Salary as of the date of the Corporate Change) multiplied by his or her Change of Control Percentage, plus (ii) the average of the two most recent Company performance bonus awards received by the Participant (or, in the event the Participant has not received two performance bonus awards, the most recent performance bonus award received by the Participant) multiplied by the Participant’s Change of Control Percentage. In the event that a Participant’s Company performance bonus award is a pro-rated amount or otherwise determined based on a period of less than twelve months, then the performance bonus award received by the Participant for purposes of subsection (ii) of this Section 3.1 shall be annualized to reflect the amount the Participant would have received if the performance bonus award was not pro-rated or determined for a period of less than 12 months. For purposes of this Plan, transfers of employment between the Company and its Affiliates will not constitute a termination of employment. The payment provided for under this Plan shall be in addition to any severance or other payments that may be provided by the Company upon the Participant’s termination of employment.

3.2 Release Requirement. To be eligible to receive the Corporate Change payment provided for in Section 3.1, the Participant must sign a general release agreement in a form prescribed by the Committee within 45 days after the Participant’s termination of employment and not revoke such release.

3.3 Time of Payment. The Corporate Change payment provided for in Section 3.1 will be paid to the Participant as soon as administratively feasible following the Participant’s execution of the general release agreement described in Section 3.2 and the expiration of the related revocation period; provided, however, that in the event that any payment provided hereunder is deferred compensation within the meaning of Section 409A of the Code and the Participant is a “key employee” for purposes of Section 409A of the Code, then such payment will be delayed for a period of six months following the Participant’s termination of employment.

4. Administration. The Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms and shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing, the Committee shall have the exclusive right to: (a) interpret the Plan; (b) designate Plan Participants and their applicable Change of Control

Percentages; (c) construe any ambiguous provision of the Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in the Plan; (e) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as it from time to time deems proper; (f) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (g) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; and (h) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan. The Committee shall have authority in its sole discretion with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including without limitation its construction of the terms of the Plan and its determination of eligibility for participation in the Plan. Notwithstanding the foregoing, the Committee may delegate to an executive officer of the Company the authority to designate Plan Participants and their applicable Change of Control Percentages. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including without limitation Participants and their respective estates, beneficiaries and legal representatives.

5. Miscellaneous Provisions.

5.1 Amendment; Termination. The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part and the Committee (or, if applicable, its delegate) shall have the authority to amend this Plan for purposes of designating Plan Participants and their Change of Control Percentages; provided, however, that no suspension, termination, amendment or modification of the Plan resulting in a reduction of Plan benefits (including, without limitation, a change in Participant designations and related Change of Control Percentages) shall be made for a period of 31 months following the effective date of a Corporate Change unless such suspension, termination, amendment or modification is approved by all Participants. Notwithstanding the foregoing, an amendment to the Plan shall not require Participant approval if it is made to conform the Plan to statutory, regulatory or other applicable legal requirements that become effective after the effective date of a Corporate Change or to comply with Section 409A of the Code and the regulations and other guidance issued thereunder.

5.2 Notices. All notices required or permitted to be given or made under the Plan shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received. The Company or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder shall be delivered or sent (i) to a Participant at his address as set forth in the records of the Company or (ii) to the Company at the principal executive offices of the Company clearly marked “Attention: General Counsel.”

5.3 Withholding Tax. There shall be deducted from the payment of any benefit due under this Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Participant.

5.4 Binding Effect. The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company. The terms and conditions of the Plan shall be binding upon each Participant and his or her heirs, legatees, distributees and legal representatives.

5.5 Severability. If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

5.6 No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan. No Participant or other person shall have any claim against the Company or any Affiliate as a result of such action.

5.7 Continued Employment or Service. Nothing contained in the Plan shall confer upon any Participant the right to continue in the employment of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment at any time, with or without cause.

5.8 Governing Law. The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as superseded by applicable federal law.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Company has executed the Plan on this 1st day of December 2005.

ROSETTA RESOURCES INC.

By	/s/ B.A. Berilgen
B.A. Berilgen, President and Chief Executive Officer